EXHIBIT 99.(A)(1)(D)

ELECTION FORM

I have received the Offer to Exchange documents relating to NVIDIA Corporation’s (“NVIDIA”) offer to exchange certain stock options held by its employees. I understand that “Eligible Options” are only those options with an exercise price equal to or greater than $27.00 per share, and that the offer is only available to employees who qualify as “Eligible Participants” and who remain “Eligible Participants” through the close of the offer.

I understand that if I elect to cancel my Eligible Options in exchange for NVIDIA common stock, I will receive consideration equal to the number of shares underlying the Eligible Options I tender for exchange multiplied by $3.20. I understand that the number of shares of Issued Common Stock that I will receive will be based on the closing price of NVIDIA’s Common Stock on the Offer Termination Date and I will receive my shares of Issued Common Stock after October 25, 2002. The number of shares I receive will be reduced by the amount of applicable tax withholdings and will be calculated based on the closing price of our Common Stock as reported on the Nasdaq National Market on October 24, 2002, or a later date if the offer period is extended. I understand that for each stock option grant I elect to exchange, I lose my right to all outstanding unexercised shares under that option grant. I UNDERSTAND THAT IF I ELECT TO EXCHANGE ANY ELIGIBLE OPTIONS, ALL OPTIONS GRANTED TO ME IN THE SIX MONTHS PRIOR TO SEPTEMBER 26, 2002 (SINCE MARCH 25, 2002) MUST ALSO BE EXCHANGED. I AGREE TO ALL TERMS OF THE OFFER.

Please complete the Grant Number, Grant Date, Exercise Price and total number unexercised shares subject to each Eligible Option, and then check the appropriate box next to each such Eligible Option to indicate whether you will exchange or not exchange each Eligible Option.

You may change the terms of your election to exchange Eligible Option by submitting a new Election Form or a Notice to Change Election From Accept to Reject prior to the Offer Termination Date of October 24, 2002.

Grant Number	Grant Date	Exercise Price	Total Number of Unexercised Shares Subject to the Option (Shares to Be Cancelled)	I elect to exchange this Option Grant	I elect not to exchange this Option Grant
				☐	☐
				☐	☐
				☐	☐

I hereby agree that, unless I revoke my election before midnight Pacific Time on October 24, 2002 (or a later expiration date if NVIDIA extends the offer), my election will be irrevocable, and if accepted by NVIDIA, such surrendered Eligible Options will be cancelled in their entirety on or after such date.

I further understand and agree that, I can only elect to tender all shares subject to an Eligible Option, and the tender of the Eligible Option listed above will be for the full number of shares outstanding thereunder.

I acknowledge and agree that, by accepting this offer, I have agreed to all of the terms applicable to me in Appendix A to the Offer to Exchange – “Guide to International Issues.”

I acknowledge and agree that neither the ability to participate in the offer nor actual participation in the offer shall be construed as a right to continued employment with NVIDIA or my employer (except on an at-will basis, unless otherwise required by local law). I agree that NVIDIA has made no representations or warranties to me regarding this offer or the future pricing of NVIDIA stock, and that my participation in this offer is at my own discretion.

I AGREE THAT NVIDIA SHALL NOT BE LIABLE FOR ANY COSTS, TAXES, LOSS OR DAMAGE THAT I MAY INCUR THROUGH MY ELECTION TO PARTICIPATE IN THIS OFFER.

Employee Signature	Social Security/or Employee ID Number

Employee Name (Please Print)	E-mail Address	Date

PLEASE FAX OR DELIVER YOUR SIGNED AND COMPLETED ELECTION FORM TO STOCK ADMINISTRATION (fax number (408) 486-2577) NO LATER THAN MIDNIGHT, PACIFIC TIME ON OCTOBER 24, 2002 (OR A LATER EXPIRATION DATE IF NVIDIA EXTENDS THE OFFER).